Exhibit 99.1

BRIGGS & STRATTON CORPORATION REPORTS RESULTS FOR THE FOURTH QUARTER AND TWELVE MONTHS OF FISCAL 2005

MILWAUKEE, WI August 11, 2005/PR Newswire/-Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton today announced fiscal 2005 fourth quarter consolidated net sales of $871.7 million and consolidated net income of $50.4 million or $.98 per diluted share.  The fourth quarter of fiscal 2004 had consolidated net sales of $545.3 million and consolidated net income of $40.2 million or $.81 per diluted share.  The consolidated net sales increase of $326.4 million or 60% was basically due to the inclusion of $129.1 million of net sales from the July 2004 Simplicity Manufacturing, Inc. (“Simplicity”) acquisition, the inclusion of $141.6 million of net sales of lawn and garden equipment as a result of the February 2005 acquisition of selected assets of the bankrupt Murray, Inc. (“Murray”) and increased sales for the other components in the Power Products segment, primarily as a result of strong generator demand.  Consolidated net income increased $10.2 million between years.  The increase in fourth quarter consolidated net income was primarily the result of the earnings contributed by the Simplicity operations.

For fiscal 2005, the Company had consolidated net sales of $2,654.9 million and consolidated net income of $136.6 million or $2.63 per diluted share.  For fiscal 2004, consolidated net sales were $1,947.4 million, and consolidated net income was $136.1 million or $2.77 per diluted share.  The $707.5 million or 36% increase in consolidated net sales was due to the inclusion of $389.1 million of net sales from Simplicity, the inclusion of $213.5 million of net sales of Murray product and improved Power Products segment net sales of $101.8 million, primarily the result of increased generator volume experienced during the year.  Twelve month consolidated net income was basically the same between years.  Pricing improvements and the benefit of increased sales volume in both segments were in large part offset by the significant cost increases experienced on certain raw materials and selected manufacturing overhead categories.  In addition, the after tax difference between the write-off of the trade receivable from Murray and the extraordinary gain from the acquisition of Murray assets decreased net income by $6.2 million in fiscal 2005.

Engines:

Fiscal 2005 fourth quarter net sales were $505.3 million versus $443.3 million for the same period a year ago, an increase of $62.0 million or 14%.  The improvement in net sales was primarily the result of a 26% engine unit shipment increase over the same period a year ago offset by a mix that favored lower priced product.

Net sales for fiscal 2005 were $1,739.2 million versus $1,617.4 million in the prior year, an improvement of $121.8 million or 8%.  The main drivers for the net sales increase were an engine unit shipment increase of 10% and a favorable price and Euro impact.  Offsetting the engine unit and price increases was a mix that favored lower priced product and lower service parts and component sales.

Income from operations for the fourth quarter of fiscal 2005 was $47.3 million, down $8.4 million from $55.7 million during the same period in the prior year.  The major contributors to the decrease were increased selling expenses, an unfavorable mix of shipments to lower margined engines and increased raw material and purchased component costs.  The decreases were partially offset by the increase in sales volume.

Income from operations for fiscal 2005 was $142.7 million, down $61.8 million from $204.5 million in fiscal 2004.  The most significant reason for the decrease was the write-off of the trade receivable from Murray ($38.9 million).  The write-off was recorded against income from operations; however, the gain recognized on the acquisition of Murray assets ($19.8 million after tax) was recorded as an extraordinary gain that is not included in income from operations.  The other major contributors to the decrease in income from operations were higher raw material and purchased component costs and increased selling expenses.  The major items that partially offset the decreases in income from operations were the favorable Euro impact, pricing improvements and an increase in engine sales volume.

Power Products:

Fiscal 2005 fourth quarter net sales were $478.7 million versus $140.5 million from the same period a year ago, an increase of $338.2 million.  A majority of the increase in net sales was the result of the inclusion of $129.1 million of net sales from our Simplicity acquisition and $141.6 million of net sales from our Murray asset acquisition.  The remaining improvement was the result of portable generator and pressure washer unit volume increases.  Portable generator net sales increased 105% on a unit volume increase of 90%.  While generator demand was strong due to continued

replenishment of retailers’ inventory, exceptional demand was driven by consumers in Florida who responded to state legislation that provided for a tax holiday on purchases of hurricane related supplies.  Pressure washer net sales increased 16% on a unit volume increase of 20%.  Volume grew because of market growth and successful product lineups at retail.

Sales for fiscal 2005 were $1,193.6 million versus $489.3 million in the prior year, a $704.3 million increase.  As in the fourth quarter, the majority of the increase in net sales was the result of the inclusion of net sales from our Simplicity and Murray acquisitions of $389.1 million and $213.5 million, respectively.  The remaining improvement is primarily the result of a portable generator net sales increase of 39% supported by a unit volume increase of 35%.  The generator volume increase resulted from the strong hurricane activity in the first quarter and the exceptional fourth quarter demand discussed above.

Income from operations was $30.1 million in the fourth quarter of fiscal 2005, an improvement of $21.5 million over the same period a year ago.  The Simplicity acquisition accounted for $14.1 million of this increase, while the Murray acquisition was breakeven for the period.  The remainder of the improvement was experienced on the generator and pressure washer products.  Pricing improvement, primarily on generators, and increased unit sales were the major factors contributing to improved income from operations for the other products in this segment.

Income from operations for fiscal 2005 was $49.3 million, an increase of $18.8 million from the operating income generated for the same period a year ago.  The Simplicity acquisition is responsible for $12.8 million of the increase.  For fiscal 2005, Simplicity’s operating income reflects $9.0 million of expenses associated with purchase accounting on inventory, which will not reoccur in fiscal 2006.  The remainder of the increase came from the pricing improvement and unit volume increases on the other products in the Power Products segment.

General:

Other income was greater in both the fourth quarter and fiscal 2005 due to the recognition of dividends on preferred stock that we own.  The effective tax rate is 31.7% for the fourth quarter and 33.0% for fiscal 2005 versus the prior year’s fourth quarter and full year rates of 34.5% and 33.6%, respectively.

Other Matters:

During fiscal 2005, $3.9 million of costs related to preparing a portion of a manufacturing property to be saleable were recorded in cost of goods sold.  It was anticipated that the property would be sold in the fourth quarter of fiscal 2005, under an agreement, for a gain of approximately $6.8 million.  Because of unresolved contingencies in the agreement at the fiscal year end, the transaction could not close as planned, and it is now projected to be completed in the first quarter of fiscal 2006.

Outlook:

For fiscal 2006, we estimate that diluted earnings per share should be in the range of $3.17 to $3.27.  The estimate is based on the assumption that consolidated net sales will grow 3.0% to 3.5% between years with overall volumes being relatively flat.  Operating income margins are projected to be in the range of 9.0% to 10.0%, and interest expense and other income are forecasted at $38.5 million and $19.0 million, respectively.  The effective tax rate for the full year is projected to be 33.0%.

The forecast for fiscal 2006 does not contain significant sales of Murray branded product.  In fiscal 2005, the bankrupt estate of Murray, Inc. produced Murray branded product that we sold to retailers under pre-bankruptcy arrangements.  At this time, we know operations at Murray, Inc. will end in September 2005.  We are pursuing arrangements with other original equipment manufacturers to produce Murray branded product.  In addition, retailers are still reviewing their 2006 lines, so it is too early to determine which retailers, if any, will commit to buy product from us for the upcoming lawn and garden season.  Consequently, we have included in our projections only sales of Murray branded powered product that we believe will be produced through September 2005.

The Company will host a conference call today at 10:00 AM (EDT) to review this information. A live web cast of the conference call will be available on our corporate website: http://www.briggsandstratton.com/shareholders . Also available is a dial-in number to access the call real-time at (866) 225-2976. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 743290.

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “objective”, “plan”, “project”, “seek”, “think”, “will”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products and appropriately adjust our manufacturing and inventory levels;

changes in our operating expenses; changes in interest rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; the seasonal nature of our business; levels of inventory held by both OEMs and retailers; changes in laws and regulations, including environmental and accounting standards; work stoppages or other consequences of any deterioration in our employee relations; work stoppages by other unions that affect the ability of suppliers or customers to manufacture; acts of war or terrorism that may disrupt our business operations or those of our customers and suppliers; changes in customer and OEM demand; changes in prices of purchased raw materials and parts that we purchase; changes in domestic economic conditions, including housing starts and changes in consumer disposable income; changes in foreign economic conditions, including currency rate fluctuations; the ability to successfully realize the value of assets bought out of bankruptcy; new facts that come to light in the future course of litigation proceedings which could affect our assessment of those matters; and other factors that may be disclosed from time to time in our SEC filings or otherwise. Some or all of the factors may be beyond our control. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings for the Fiscal Periods Ended June

(In Thousands, except per share data)
(Unaudited)

	Fourth Quarter		Twelve Months
	2005	2004	2005	2004
NET SALES	$871,717	$545,304	$2,654,875	$1,947,364
COST OF GOODS SOLD	709,514	424,240	2,149,984	1,507,492
Gross Profit on Sales	162,203	121,064	504,891	439,872
ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	85,261	54,330	314,123	205,663
Income from Operations	76,942	66,734	190,768	234,209
INTEREST EXPENSE	(9,943)	(8,634)	(37,097)	(37,665)
OTHER INCOME, Net	6,700	3,285	20,644	8,460
Income before Provision for Income Taxes	73,699	61,385	174,315	205,004
PROVISION FOR INCOME TAXES	23,328	21,190	57,548	68,890
Income before Extraordinary Gain	50,371	40,195	116,767	136,114
Extraordinary Gain	—	—	19,800	—
Net Income	$50,371	$40,195	$136,567	$136,114

Average Shares Outstanding	51,194	47,268	51,472	45,286
Income before Extraordinary Gain	$0.98	$0.85	$2.27	$3.01
Extraordinary Gain	—	—	0.38	—
BASIC EARNINGS PER SHARE	$0.98	$0.85	$2.65	$3.01

Diluted Average Shares Outstanding	51,539	50,623	51,954	50,680
Income before Extraordinary Gain	$0.98	$0.81	$2.25	$2.77
Extraordinary Gain	—	—	0.38	—
DILUTED EARNINGS PER SHARE	$0.98	$0.81	$2.63	$2.77

Segment Information

(In Thousands)
(Unaudited)

	Fourth Quarter		Twelve Months
	2005	2004	2005	2004
NET SALES:
Engines	$505,332	$443,298	$1,739,184	$1,617,409
Power Products	478,704	140,450	1,193,616	489,250
Inter-Segment Eliminations	(112,319)	(38,444)	(277,925)	(159,295)
Total*	$871,717	$545,304	$2,654,875	$1,947,364

*Includes international sales of	$131,284	$79,292	$477,352	$362,274

GROSS PROFIT ON SALES:
Engines	$105,526	$102,890	$372,162	$382,713
Power Products	57,100	15,739	133,888	57,846
Inter-Segment Eliminations	(423)	2,435	(1,159)	(687)
Total	$162,203	$121,064	$504,891	$439,872

INCOME FROM OPERATIONS:
Engines	$47,279	$55,737	$142,653	$204,468
Power Products	30,086	8,562	49,274	30,428
Inter-Segment Eliminations	(423)	2,435	(1,159)	(687)
Total	$76,942	$66,734	$190,768	$234,209

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets as of the End of Fiscal June

(In Thousands)
(Unaudited)

	2005	2004
CURRENT ASSETS:
Cash and Cash Equivalents	$161,573	$342,394
Accounts Receivable, Net	360,786	230,510
Inventories	469,665	337,731
Deferred Income Tax Asset	92,251	47,623
Other	34,930	23,735
Total Current Assets	1,119,205	981,993

OTHER ASSETS:
Goodwill	253,066	151,991
Investments	49,783	49,259
Prepaid Pension	84,475	81,730
Deferred Loan Costs, Net	6,016	6,325
Other Long-Term Assets, Net	136,068	9,313
Total Other Assets	529,408	298,618

PLANT AND EQUIPMENT:
At Cost	981,943	867,987
Less - Accumulated Depreciation	547,113	511,445
Plant and Equipment, Net	434,830	356,542
	$2,083,443	$1,637,153

	2005	2004
CURRENT LIABILITIES:
Accounts Payable	$155,973	$120,409
Short-Term Borrowings	443	3,127
Accrued Liabilities	196,252	177,025
Total Current Liabilities	352,668	300,561
OTHER LIABILITIES:
Deferred Income Tax Liability	113,794	70,454
Accrued Pension Cost	132,419	20,603
Accrued Employee Benefits	15,125	14,201
Accrued Postretirement Health Care Obligation	77,607	38,248
Other Long-Term Liabilities	16,323	14,929
Long-Term Debt	486,321	360,562
Total Other Liabilities	841,589	518,997
SHAREHOLDERS’ INVESTMENT:
Common Stock and Additional Paid-in Capital	56,372	48,946
Retained Earnings	1,029,329	927,766
Accumulated Other Comprehensive Income	(48,331)	4,028
Unearned Compensation on Restricted Stock	(1,985)	(1,490)
Treasury Stock, at Cost	(146,199)	(161,655)
Total Shareholders’ Investment	889,186	817,595
	$2,083,443	$1,637,153

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Twelve Months Ended Fiscal June
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$136,567	$136,114
Extraordinary Gain	(19,800)	—
Depreciation and Amortization	73,543	66,898
Loss on Disposition of Plant and Equipment	2,418	7,390
Provision for Deferred Income Taxes	(3,901)	12,800
Increase in Accounts Receivable	(26,892)	(28,588)
Decrease (Increase) in Inventories	12,784	(128,594)
Decrease in Other Current Assets	2,650	2,017
(Decrease) Increase in Accounts Payable and Accrued Liabilities	(27,668)	4,696
Other, Net	(19,897)	(26,969)
Net Cash Provided by Operating Activities	129,804	45,764

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(86,075)	(52,962)
Proceeds Received on Disposition of Plant and Equipment	1,940	720
Proceeds Received on Sale of Certain B&S Canada Assets	4,050	—
Cash Paid for Acquisitions, Net of Cash Received	(355,094)	—
Dividends Received	18,754	4,392
Investment in Joint Venture	(1,500)	—
Refund of Cash Paid for Acquisition	—	5,686
Net Cash Used in Investing Activities	(417,925)	(42,164)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Loans and Notes Payable	122,316	165
Dividends	(35,065)	(30,408)
Issuance Cost on Loans	(925)	(1,789)
Proceeds from Exercise of Stock Options	20,139	45,314
Net Cash Provided by Financing Activities	106,465	13,282
EFFECT OF EXCHANGE RATE CHANGES	835	697
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(180,821)	17,579
CASH AND CASH EQUIVALENTS, Beginning	342,394	324,815
CASH AND CASH EQUIVALENTS, Ending	$161,573	$342,394